Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 13, 2005 (the “Effective Date”) between Rewards Network Inc., a Delaware corporation (the “Corporation”), and Ronald L. Blake (the “Executive”). In consideration of the premises and the mutual agreements contained herein, the Corporation and the Executive hereby agree as follows:

1. Employment. The Executive has been employed as the President and Chief Executive Officer of the Corporation since March 29, 2005. As of the Effective Date, the Corporation and the Executive hereby agree to continue such employment upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Corporation pursuant to this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 4 hereof, shall end on December 31, 2008 (the “Employment Period”). If the Executive remains employed by the Corporation following the expiration of the Employment Period, such employment shall be “at will,” and may be terminated by the Corporation or the Executive at any time, for any reason or for no reason; provided that Sections 4 through 12 of the Agreement shall remain in effect following the expiration of the Employment Period.

2. Position and Duties; Responsibilities. (a) Position and Duties. The Corporation shall continue to employ the Executive during the Employment Period as its President and Chief Executive Officer. The Executive shall report to the Board of Directors of the Corporation (the “Board of Directors”); provided that after a Change in Control, as defined in Section 5, the Executive may be required to report to the board of directors or an executive officer of the successor corporation. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Corporation and its subsidiaries and shall use the Executive’s reasonable best efforts to promote the interests of the Corporation and its subsidiaries. The Executive may engage in charitable, civic or community activities, continue to serve as a director of VelociTel, Inc., as a trustee of Alverno College and as the Chairman and director of the Foundation for Independent Higher Education and, with the prior approval of the Chairman and the Corporate Governance Committee of the Board of Directors, serve as a director of other business or not-for-profit corporations, provided that such activities or service do not materially interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 7 through 11 hereof.

(b) Responsibilities. As President and Chief Executive Officer, the Executive shall have the authority and responsibilities as are provided for in the Bylaws of the Corporation and as may be assigned to him from time to time by the Board of Directors.

3. Compensation. (a) Base Salary. During the Employment Period, the Corporation shall pay to the Executive a base salary at the rate of $540,000 per annum, payable in accordance with the Corporation’s executive payroll policy. Such base salary shall be reviewed annually by the Compensation Committee of the Board of Directors for possible merit increases. The Executive’s annual base salary in effect from time to time under this Section 3(a) is hereinafter referred to as the Executive’s “Base Salary.”

(b) Annual Performance Bonus. Beginning with the 2005 fiscal year, the Executive shall be eligible during the Employment Period for an annual performance bonus which upon the attainment of target performance objectives shall be equal to 100% of the Executive’s Base Salary; provided that for the 2005 fiscal year such bonus shall be prorated for the period beginning March 29, 2005 through December 31, 2005. The actual performance bonus payable for 2005 and for any subsequent year shall be based upon performance criteria established and approved by the Compensation Committee of the Board of Directors.

(c) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Corporation’s employee benefit plans generally available to executives of the Corporation (such benefits being hereinafter referred to as the “Employee Benefits”). The Executive shall be entitled to take time off for vacation or illness in accordance with the Corporation’s policies and to receive all fringe benefits and perquisites as are from time to time made generally available to senior executives of the Corporation, provided that beginning March 29, 2005 and throughout the Employment Period the Executive shall accrue vacation at a rate of not less than five weeks per year, which if unused shall not carry over to subsequent years. At the end of each calendar month during the period beginning on the Effective Date and ending on the date on which the Executive becomes eligible to participate in the Corporation’s group health plan, the Corporation shall make a cash payment to the Executive in an amount equal to $1,000, in lieu of coverage under the Corporation’s group health plan.

(d) Equity Compensation. During the Employment Period, the Executive shall be eligible for equity compensation awards under the Corporation’s 2004 Long-Term Incentive Plan, as amended (the “2004 LTIP”), or such other plans as may be maintained by the Corporation from time to time, in such amounts and subject to such terms as shall be commensurate with awards granted to senior executives of the Corporation. All equity compensation awards granted to Executive shall become fully vested upon a Change in Control, as defined in Section 5. In connection with the Executive entering into this Agreement, the Corporation shall grant to the Executive the following equity compensation awards:

(i)	As soon as administratively practicable after the Effective Date, the Corporation shall grant to the Executive stock options to purchase an aggregate of 250,000 shares of common stock of the Corporation (“Common Stock”), at an exercise price of $7.50 per share (or, if higher, the fair market value of a share of Common Stock on the date of grant). Each such option shall become vested and exercisable (A) as of December 31, 2006, with respect to 40% of the shares subject to such option, (B) as of December 31, 2007, with respect to 30% of the shares subject to such option and (C) as of December 31, 2008, with respect to 30% of the shares subject to such option, provided the Executive remains in continuous employment with the Corporation through each respective vesting date.

(ii)	On or before January 31, 2006, the Corporation shall grant to the Executive a restricted stock unit award which shall entitle the Executive to receive an aggregate of 250,000 shares of Common Stock, to the extent such restricted stock units become vested. Such restricted stock units shall become vested with respect to 186,000 shares of Common Stock as of December 31, 2006, and 64,000 shares of Common Stock as of December 31, 2007, provided that (A) the Executive remains in continuous employment with the Corporation through each respective vesting date and (B) the Corporation attains applicable performance goals established by the Compensation Committee of the Board of Directors for the periods prior to each respective vesting date.

(iii)	Subject to the annual grant limits under the Corporation’s 2004 LTIP, the Corporation shall endeavor to grant to the Executive as soon as practicable after June 1, 2006, but in all events shall grant to the Executive on or before January 5, 2007, a restricted stock unit award which shall entitle the Executive to receive an aggregate of 215,000 shares of Common Stock, to the extent such restricted stock units become vested. Such restricted stock units shall become vested with respect to 75,500 shares of Common Stock as of December 31, 2007, and 139,500 shares of Common Stock as of December 31, 2008, provided that (A) the Executive remains in continuous employment with the Corporation through each respective vesting date and (B) the Corporation attains applicable performance goals established by the Compensation Committee of the Board of Directors for the periods prior to each respective vesting date.

(iv)	The number of shares subject to each of the awards set forth in this Section 3(d), and the number of shares which are scheduled to become vested on each of the dates specified in this Section 3(d), shall be adjusted in accordance with Section 4(c) of the 2004 LTIP to reflect any change in the capitalization of the Corporation.

(e) Annual Physical. During the Employment Period, the Corporation shall reimburse the Executive for the cost of an annual physical examination, to the extent not covered by the Corporation’s group health plan.

(f) Expense Reimbursement. The Corporation shall reimburse the Executive, in accordance with the Corporation’s policies and procedures, for all documented, reasonable expenses incurred by the Executive during the Employment Period in the performance of the Executive’s duties hereunder.

(g) Indemnification. Effective April 26, 2005, the Corporation and the Executive entered into the Rewards Network Inc. Indemnification Agreement (the “Indemnification Agreement”). Nothing in this Agreement shall be construed to supersede the Indemnification Agreement.

4. Termination. (a) Death. Upon the death of the Executive while employed by the Corporation, all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i)	accrued Base Salary through and including the Executive’s date of death;

(ii)	the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Executive’s death occurs; and

(iii)	other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Corporation.

(b) Disability. The Corporation may, at its option, terminate the Executive’s employment at any time upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position. The Executive shall be deemed disabled for purposes of this Section 4(b) if he becomes eligible for benefits under the Corporation’s long-term disability plan. Upon such termination, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)	accrued Base Salary through and including the effective date of the Executive’s termination of employment;

(ii)	the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Executive’s termination of employment occurs; and

(iii)	other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Corporation.

(c) Cause. The Corporation may, at its option, terminate the Executive’s employment at any time for Cause (as hereinafter defined) upon written notice to the Executive. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(i)	any willful refusal by the Executive to follow lawful directives of the Board of Directors which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein; provided that an isolated, insubstantial or inadvertent action or failure which is remedied by the Executive within 10 days after written notice from the Board of Directors shall not constitute Cause hereunder;

(ii)	the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(iii)	any gross negligence or willful misconduct of the Executive resulting in a material loss to the Corporation or any of its subsidiaries, or material damage to the reputation of the Corporation or any of its subsidiaries;

(iv)	any material breach by the Executive of any one or more of the covenants contained in Sections 7 through 11 hereof; or

(v)	any violation of any statutory or common law duty of loyalty to the Corporation or any of its subsidiaries.

The exercise of the right of the Corporation to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Corporation in respect of the breach giving rise to such termination. If the Corporation terminates the Executive’s employment for Cause, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) hereof.

(d) Termination Without Cause. The Corporation may, at its option, terminate the Executive’s employment at any time upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board of Directors. If the Corporation terminates the Executive’s employment for any such reason, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)	the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) hereof;

(ii)	continuation of the Executive’s Base Salary for a period of 12 months after the effective date of the Executive’s termination of employment; provided that if the termination of the Executive’s employment pursuant to this Section 4(d) occurs within 12 months after a Change in Control, as defined in Section 5, the Executive’s Base Salary payable pursuant to this clause (ii) shall continue for a period of 18 months, rather than 12 months, after the effective date of the Executive’s termination of employment;

(iii)	continued coverage of the Executive and his spouse and dependents under the Corporation’s group health plan for 18 months after the effective date of the Executive’s termination of employment, at no cost to the Executive but otherwise on the same basis as such plan is offered to active employees of the Corporation, and following the expiration of such period the right to elect continued coverage under such plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); and

(iv)	the continued right to exercise any outstanding vested options held by the Executive to purchase shares of Common Stock for a period of 90 days after the effective date of the Executive’s termination of employment.

(e) Voluntary Termination. Upon 60 days prior written notice to the Corporation (or such shorter period as may be permitted by the Board of Directors), the Executive may voluntarily terminate the Executive’s employment at any time for any reason. If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) hereof.

(f) Termination for Good Reason. Upon 30 days prior written notice to the Corporation (or such shorter period as may be permitted by the Board of Directors), the Executive may voluntarily terminate the Executive’s employment at any time with Good Reason (as hereinafter defined). If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)	the payments and benefits specified in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) hereof;

(ii)	continuation of the Executive’s Base Salary for a period of 12 months after the effective date of the Executive’s termination of employment; provided that if the termination of the Executive’s employment pursuant to this Section 4(f) occurs within 12 months after a Change in Control, as defined in Section 5, the Executive’s Base Salary payable pursuant to this clause (ii) shall continue for a period of 18 months, rather than 12 months, after the effective date of the Executive’s termination of employment;

(iii)	continued coverage of the Executive and his spouse and dependents under the Corporation’s group health plan for 18 months after the effective date of the Executive’s termination of employment, at no cost to the Executive but otherwise on the same basis as such plan is offered to active employees of the Corporation, and following the expiration of such period the right to elect continued coverage under such plan pursuant to COBRA; and

(iv)	the continued right to exercise any outstanding vested options held by the Executive to purchase shares of Common Stock for a period of 90 days after the effective date of the Executive’s termination of employment.

As used in this Agreement, a termination of the Executive’s employment with “Good Reason” shall mean a termination by the Executive pursuant to a written notice delivered to the Corporation within 30 days after the occurrence of any one or more of the following events, occurring without the written consent of the Executive, provided that an isolated, insubstantial or inadvertent action or failure which is remedied by the Corporation within 30 days after receipt of such notice given by the Executive shall not constitute Good Reason:

(A)	a material diminution in the Executive’s duties and responsibilities that is inconsistent with his position as President and Chief Executive Officer of the Corporation, which prior to a Change in Control shall include an adverse change in the Executive’s reporting responsibilities;

(B)	any requirement by the Corporation that the Executive’s principal office be located more than 50 miles outside of the greater Chicago metropolitan area; or

(C)	any material breach of this Agreement by the Corporation.

(g) Payments in Lieu of Other Severance Rights. The severance payments provided hereunder shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Corporation applicable to the Executive.

(h) Payments Contingent on Release. Notwithstanding anything to the contrary, no amount shall be payable to the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability) pursuant to Section 4, other than the payments and benefits described in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii), unless and until eight days after the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability) executes and delivers to the Corporation, in accordance with Section 15, a general waiver and release of claims against the Corporation and its affiliates (other than any claims related to the enforcement of the Executive’s rights under this Agreement) in a form prescribed by the Corporation; provided such release (A) is executed and delivered to the Corporation within 22 days of the Executive’s cessation of employment, or such longer period of time permitted by the Board of Directors in its sole discretion and (B) and is not revoked by the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability) within the revocation period, if any, made available by the Corporation with respect to such release.

(i) Compliance with Section 409A. The timing of the payments or benefits provided herein shall be modified as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

5. Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Corporation, Equity Group Investments, L.L.C. (“EGI”), an affiliate of the Corporation or EGI or an employee benefit plan of the Corporation, acquires directly or indirectly the beneficial ownership (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of any voting security of the Corporation and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50 percent or more of the total voting power of all of the then-outstanding voting securities of the Corporation;

(b) the individuals (i) who constitute the Board of Directors as of the Effective Date (the “Original Directors”) or (ii) who thereafter are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (iii) who are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election) (such individuals being the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board of Directors;

(c) the stockholders of the Corporation shall approve a merger, consolidation, recapitalization, or reorganization of the Corporation, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 50 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by the holders of outstanding voting securities of the Corporation immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(d) the stockholders of the Corporation shall approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or a substantial portion of the Corporation’s assets (i.e., 50 percent or more of the total assets of the Corporation).

6. Federal and State Withholding. The Corporation shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Corporation, and all applicable federal employment taxes.

7. Return of Corporation Property. Immediately upon the effective date of the termination of the Executive’s employment for any reason (the “Termination Date”), the Executive shall return to the Corporation all property of the Corporation or any of its affiliates in the Executive’s possession, custody or control, whether at the office or off premises, including, but not limited to, confidential information of the Corporation or any of its affiliates, computer equipment, and software.

8. Protection of Proprietary Interests. (a) The Executive agrees that for a period of 12 months after the Termination Date or, if longer, the period following a Change in Control during which the Executive is entitled to receive severance pay pursuant to Section 4(d) or 4(f) (the “Restricted Period”), the Executive will not, directly or indirectly, on behalf of the Executive or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Corporation or any of its subsidiaries to any person, company or entity which was customer, merchant, member or partner of the Corporation or any of its subsidiaries for such products or services at any time during the last 12 months of the Executive’s employment with the Corporation.

(b) The Executive agrees that during the Restricted Period, the Executive will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Corporation or any of its subsidiaries to any person, company or entity which was a customer, merchant, member or partner of the Corporation or any of its subsidiaries for such products or services at any time during the last 12 months of the Executive’s employment with the Corporation.

(c) The Executive agrees that during the Restricted Period, the Executive will not in any capacity sell, manage, supervise or offer products or services competitive with or similar to the merchant marketing, restaurant financing or merchant rewards business of the Corporation or any of its subsidiaries in any territory in which the Corporation has at any time engaged in or contemplated any business activities.

(d) The Executive agrees that during the Restricted Period, the Executive will not directly or indirectly hire, solicit or attempt to persuade any employee of the Corporation or any of its subsidiaries, or any person who was an employee of the Corporation or any of its subsidiaries within the two months preceding contact between the Executive and that person, to leave the employ of the Corporation or any of its subsidiaries or otherwise interfere with the performance of his or her duties for the Corporation or any of its subsidiaries. General solicitations in media outlets shall not be considered improper solicitations under this subsection.

(e) The Executive agrees that during the Restricted Period, the Executive will not directly or indirectly, on behalf of the Executive or any other person, company or entity, participate in the development of any products or services similar to or competitive with products or services of the Corporation or any of its subsidiaries with which the Executive had product or service research or development responsibilities during the last 12 months of the Executive’s employment with the Corporation.

9. Future Cooperation. After the Termination Date, the Executive will cooperate with, and assist the Corporation in any investigations, proceedings or actions relating to any matters in which he was involved or had knowledge while employed by the Corporation, subject to reimbursement for approved expenses and continued indemnification pursuant to the Corporation’s directors’ and officers’ liability insurance policy for liabilities resulting from such cooperation and assistance (to the same extent the Corporation provides such coverage for its directors and executive officers).

10. Nondisparagement. The Executive shall not make any disparaging public statements about the Corporation, its affiliates or their management, directors, employees, agents, businesses or business practices. The Corporation shall not make any disparaging public statements about the Executive.

11. Disclosure of Confidential Information. The Executive will not, without the Corporation’s prior permission, directly or indirectly disclose to anyone outside of the Corporation any trade secrets or other confidential information of the Corporation or any of its affiliates, or any information received in confidence from third parties by the Corporation or any of its affiliates or about third parties by the Corporation or any of its affiliates, as long as such matters remain trade secrets or confidential. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Corporation or any of its affiliates and relates to the actual or anticipated business or research or development of the Corporation or any of its affiliates; or (b) is suggested by or results from any task assigned to the Executive by the Corporation or work performed by the Executive for or on behalf of the Corporation.

12. Enforcement. The parties hereto agree that the Corporation and its affiliates would be damaged irreparably in the event that any provision of Sections 7 through 11 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Corporation and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Corporation to obtain interim injunctive or other relief.

13. Representations. The Executive represents and warrants to the Corporation that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by the Executive, and (c) upon the execution and delivery of this Agreement by the Corporation, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

14. Survival. (a) Section 4 and Sections 7 through 12 of this Agreement shall survive and continue in full force and effect in accordance with their terms, notwithstanding any termination of the Employment Period.

(b) The vesting of equity awards upon a Change in Control pursuant to Section 3(d) shall continue, notwithstanding any termination of the Employment Period, to the extent the Executive is employed immediately prior to such Change in Control.

15. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 15:

If to the Corporation, to:

Rewards Network Inc.

Attention: General Counsel

2 North Riverside Plaza, Suite 950

Chicago, IL 60606

If to the Executive, to the last known mailing address for the Executive contained in the records of the Corporation.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and, except for the Indemnification Agreement, supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

18. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

19. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Corporation and its successors and assigns.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Corporation and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

23. Attorney’s Fees. The Corporation shall reimburse the Executive for reasonable legal fees incurred by the Executive in the review and negotiation of this Agreement, in an amount not to exceed $10,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REWARDS NETWORK INC.

By:	/s/ Bryan R. Adel
Name:	Bryan R. Adel
Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Privacy Officer

EXECUTIVE

/s/ Ronald L. Blake
Ronald L. Blake